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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 20, 2002


Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 20, 2002 of ICT Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein to the extent such statements related to Arthur Andersen LLP.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP



Copy to:
Mr. Vincent A. Paccapaniccia
Chief Financial Officer
ICT Group, Inc.